Exhibit 23.1b

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Man Loong Bullion Company Limited:

We consent to the inclusion in the foregoing Registration Statement on Form S-1 of our report dated April 12, 2013, relating to our audit of the balance sheets of Man Loong Bullion Company Limited as of March 31, 2012 and 2011 and for the nine months review as of December 31, 2011 and 2010, and the related statements of operations, stockholders' equity, and cash flows as of March 31, 2012 and 2011 and for the nine months review as of December 31, 2011 and 2010.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Anton & Chia, LLP

Newport Beach, California

April 16, 2013